Exhibit 99.1

NIC Acquires Current State of Texas eGovernment Contract from BearingPoint

OLATHE, Kan.--(BUSINESS WIRE)--May 29, 2009--NIC Inc. (NASDAQ: EGOV) today announced it has acquired an eGovernment contract in the state of Texas from BearingPoint, Inc., which includes the current TexasOnline portal management engagement through December 31, 2009.

The contract acquired from BearingPoint, Inc. is separate from the active procurement for the rebid of the TexasOnline portal contract. The state of Texas issued a Request for Offers (“RFO”) for its official state portal in October 2008, and the new contract is scheduled to begin on January 1, 2010. While NIC has submitted a proposal in response to that RFO, it is NIC’s policy not to comment on the status of such a procurement process until a final contract award has been made and the winning contractor has been announced by the applicable state.

Deloitte LLP, which had agreed to acquire substantially all of the assets of BearingPoint’s North American Public Services business out of bankruptcy, designated NIC as the acquirer from BearingPoint, Inc. of the remainder of the current TexasOnline portal management contract and projects which operate under a related Master Work Order.

“We are pleased to provide the state of Texas with the portal management expertise necessary to maintain stability during this period of transition,” said Harry Herington, Chairman of the Board and Chief Executive Officer of NIC. “Being the nation’s leading eGovernment portal company, NIC is uniquely qualified to provide assistance while the state proceeds with the TexasOnline 2.0 procurement.”

The transaction closed today. Operating under the Austin-based Texas NICUSA, LLC subsidiary, NIC will become the prime contractor for the current TexasOnline portal management contract and Master Work Order beginning May 30. In addition, NIC has contracted with Deloitte Consulting LLP to operate certain of the Master Work Order projects as a subcontractor.

“Providing superior customer service is a guiding principle of our business. We will continue to work diligently with the state and current TexasOnline employees to ensure a seamless transition with no interruption to those who use the official state portal or any of the Master Work Order solutions,” concluded Herington.

Withdrawal of Previous Guidance for 2009

NIC had previously issued guidance regarding the financial results expected for full year 2009, which did not include any new portal contracts. As a result of the acquisition of the current TexasOnline portal management contract and Master Work Order, the Company believes that the previously-issued guidance is no longer operative and cautions investors to no longer rely upon such guidance. The Company intends to issue new guidance for 2009 after it determines the reasonably likely financial effects of the new contract.

About NIC

NIC is the nation’s leading provider of official government portals, online services, and secure payment processing solutions. The company’s innovative eGovernment services help reduce costs and increase efficiencies for government agencies, citizens, and businesses across the country. NIC provides eGovernment solutions for more than 3,000 federal, state, and local agencies that serve 95 million people in the United States. Additional information is available at http://www.nicusa.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Any statements contained in this release that do not relate to historical or current facts constitute forward-looking statements. These statements include NIC’s financial guidance for the current fiscal year and statements regarding continued implementation of NIC's business model and its development of new products and services. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions (including the recent worsening in such conditions) and the other important cautionary statements and risk factors described in NIC's 2008 Annual Report on Form 10-K filed on March 13, 2009, with the Securities and Exchange Commission (SEC), and NIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 5, 2009. NIC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances.

CONTACT:
NIC Inc.
Nancy Beaton, 913-754-7054
nbeaton@nicusa.com